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                                                                    EXHIBIT 99.1

               Joint Press Release of Union Planters Corporation,
            First Chicago NBD Corporation, and BANC ONE CORPORATION,
          dated September 8, 1998 announcing the sale of 51 Branches of
           First Chicago NBD in Indiana to Union Planters Corporation


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         FIRST CHICAGO NBD, BANC ONE TO SELL 51 NBD BRANCHES IN INDIANA,
                   $1.8 BILLION IN DEPOSITS TO UNION PLANTERS


      CHICAGO and MEMPHIS, Sept. 8, 1998 - First Chicago NBD Corporation, BANC ONE CORPORATION and Union Planters Corporation (NYSE:UPC) announced today that Union Planters will acquire 51 NBD Bank branches and associated deposits and loans in Indiana.

      The sale was initiated to satisfy anti-trust regulations and includes the divestiture approved today by the U.S. Department of Justice. The proposed merger of BANC ONE and First Chicago NBD, announced April 13, 1998, is pending regulatory and shareholder approval.

      Union Planters will purchase the assets and liabilities of certain NBD branches in the following banking markets:

-     Indianapolis, 27 branches representing $960 million in deposits,
-     Lafayette, 11 branches representing $435 million in deposits,
-     Bloomington/Bedford, 4 branches representing $130 million in deposits,
-     Southeastern Indiana, 4 branches representing $145 million in deposits,
-     Marion, 3 branches representing $115 million in deposits, and
-     Kokomo, 2 branches representing $25 million in deposits.

      In addition to the $1.8 billion in deposits and 51 branches, the acquisition will bring Union Planters approximately $200 million in consumer loans and $625 million in commercial loans along with their associated services. Union Planters will pay a premium of approximately $294 million for the deposits and loans, with the exact amount being determined by deposit levels at closing.

      The sale is expected to be completed in the first quarter of 1999, subject to approval by appropriate regulatory authorities and the completion of the merger of First Chicago NBD and BANC ONE.

      Union Planters has committed to retain all the NBD employees currently employed at the 51 affected branches.

      "The purchase gives us strong position in the vibrant Indianapolis market and throughout Indiana," said Jackson W. Moore, president and chief operating officer of Union Planters. "We will welcome the NBD customers and employees, and will work diligently to serve them in the years ahead. This acquisition fits strategically with our recent affiliation of AMBANC, a $750 million franchise headquartered in Vincennes, Ind."

      Founded in 1869, Union Planters is headquartered in Memphis, Tenn., and is doing business in 12 states with 800 offices and assets of approximately $30 billion.

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      First Chicago NBD Chairman Verne G. Istock stressed that affected NBD customers should continue to bank as usual.

      "We will work closely with Union Planters to communicate quickly and thoroughly with customers to ensure a smooth transition," he said. "We will inform customers of all changes well before the customers are affected."

      NBD will retain the rest of its current business in these markets, converting its accounts and facilities to Bank One branches later in 1999. Bank One will have the largest market share among customers and businesses in both Indianapolis and Indiana.

      The new BANK ONE CORPORATION, which will have assets of more than $230 billion, will have the largest retail market share in eight states and largest business market share in the Midwest.

      A media press conference for Indiana reporters about this sale will be held at 3:30 p.m. (Central Time) today on the 35th floor of NBD Tower, One Indiana Square, Indianapolis. To dial into the press conference, please call
(317) 266-7605 by 3:25 p.m.


MEDIA CONTACTS
Steven Schenck (for Union Planters-Indianapolis)              (317) 266-5639
David L. Francis (for Union Planters-Northern Indiana)        (317) 476-8326
Deborah Ward (for Union Planters-Southern Indiana)            (812) 284-7331
Bill Andrews (Union Planters/Memphis)                         (901) 580-2892
Thomas Kelly (First Chicago NBD)                              (312) 732-7007
J. Richard Johnson  (First Chicago NBD)                       (312) 732-7007
Nancy Norris (BANC ONE)                                       (502) 553-3649
John Russell (BANC ONE)                                       (614) 248-5989

INVESTOR CONTACTS
Jack Parker (Union Planters)                                  (901) 580-6781
Sandra Catanzaro (First Chicago NBD)                          (312) 732-8013
Jay Gould (BANC ONE)                                          (614) 248-0189